Exhibit 10.4

EXECUTION VERSION

Dated 14 June 2024

SES

Arranged by

[***]

and

[***]

USD 1,000,000,000

FACILITY AGREEMENT

(i)

		Page

36.	Counterparts	110

37.	Governing Law	110

38.	Contractual Recognition of Bail-In	110

39.	Enforcement	110

40.	USA Patriot Act	111

41.	Confirmation Concerning Money Laundering	111

Schedule 1 The Original Parties		112

Part 1 The Original Guarantors		110

Part 2 The Original Lenders		111

Schedule 2 Conditions Precedent		112

Part 1 Conditions Precedent To Signing this Agreement		112

Part 2 Conditions Precedent to first Utilisation		115

Part 3 Conditions Precedent required to be delivered by an Additional Guarantor		116

Schedule 3 Requests		118

Part 1 Utilisation Request		118

Part 2 Selection Notice		119

Schedule 4 Form of Transfer Certificate		120
Schedule 5 Form of Assignment Agreement		122
Schedule 6 Form of Accession Letter		125
Schedule 7 Form of Resignation Letter		126
Schedule 8 Existing Security		127
Schedule 9 LMA Form of Confidentiality Undertaking		128
Schedule 10 Timetables		134
Schedule 11 Form of Increase Confirmation		135
Schedule 12 Existing Indebtedness of SES Americas		137
Schedule 13 Pre-Approved Lender List		138

(ii)

THIS AGREEMENT is dated 14 June 2024 and made BETWEEN:

(1)

SES a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg and having its registered office at Château de Betzdorf, L-6815, Betzdorf, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B81267 (the “Company”);

(2)	THE COMPANY as original borrower (the “Borrower”);

(3)	THE SUBSIDIARIES of the Company listed in Part 1 (The Original Guarantors) of Schedule 1 (The Original Parties) and THE COMPANY as original guarantors (the “Original Guarantors”);

(4)	[***], as mandated lead arrangers (in this capacity, whether acting individually or together, the “Mandated Lead Arrangers”);

(5	[***], as arrangers (in this capacity, whether acting individually or together, the “Joint Arrangers”);

(6)	[***] and [***] as bookrunners (in this capacity, whether acting individually or together, the “Bookrunners” and together with the Mandated Lead Arrangers and Joint Arrangers, the “Arrangers”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(8)	[***]. as agent of the other Finance Parties (as defined below) (the “Agent”).

It is agreed:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Acquisition” means the acquisition by the Company of the Target Shares on the terms of the Acquisition Documents.

“Acquisition Agreement” means the share purchase agreement entered into on 30 April 2024 between the Vendor as seller and the Company as purchaser.

“Acquisition Documents” means the Acquisition Agreement and any other document designated in writing as an “Acquisition Document” by the Company and the Agent.

“Additional Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and, in the case of any limited partnership, any entity (including any other limited partnership) which owns or controls or is owned or controlled by the first limited partnership or is under common ownership or control with the first limited partnership. For the avoidance of any doubt, in respect of Natixis only, the term Affiliate shall include any member of the Banques Populaires and Caisses d’Epargne networks and any other entities affiliated within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French monetary and financial Code (Code monétaire et financier).

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 28 April 2026, being the “Second Extended Outside Date” under the Acquisition Agreement, plus four Business Days (as defined in the Acquisition Agreement).

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Blocking Law” means (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union) or (ii) the United Kingdom assimilated EU Regulation (EC) 2271/96, as the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020 of the United Kingdom (as amended from time to time); or (iii) section 7 of the German Foreign Trade Regulation (Aussenwirtschaftsverordnung).

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facility Agreement” means the €3,000,000,000 bridge facility agreement originally dated 30 April 2024 between, inter alios, the Company as original borrower and original guarantor, SES Global Americas Holdings Inc. (now SES Americom, Inc.) as original guarantor, [***] and [***] as mandated lead arrangers and bookrunners, certain financial institutions as lenders and [***] as agent (as amended, waived or supplemented from time to time).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg and New York and in relation to:

(a)	the date for payment or purchase of an amount relating to a Loan or Unpaid Sum; or

(b)	the fixing of an interest rate in relation to a Loan or Unpaid Sum, which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Central Bank Rate” means:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on (but including) the earlier of (i) the Closing Date and (ii) 28 April 2026, being the “Second Extended Outside Date” under the Acquisition Agreement, plus four Business Days (as defined in the Acquisition Agreement).

“Certain Funds Utilisation” means a Loan made or to be made during the Certain Funds Period.

“Clean-Up Date” means the date falling 120 days after the Closing Date.

“Closing Date” means the date on which the first Loan is made under the Facility.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitments transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)

in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Completion” means the completion of the Acquisition in accordance with section 2.2 (Closing) of the Acquisition Agreement.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and (ii) any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Credit Adjustment Spread” means 0.10 per cent. per annum.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” means, in respect of SES Americas or the Company, profit for the period before the impact of (i) depreciation, amortisation, net financing cost, income tax, the share of the results of joint ventures and associates and discontinued operations; and (ii) any extraordinary line item between revenue and profit before tax, calculated by reference to the latest annual audited consolidated financial statements of the Company or, as the case may be, SES Americas delivered to the Agent pursuant to Clause 19.1 (Financial Statements).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any corporation, trade or business that would be treated as a single employer with any Obligor under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means:

(a)

an event specified as a “Reportable Event” under Section 4043(e) of ERISA or any related regulations, other than an event in relation to which the requirement to give notice of that event is waived by any regulation or other applicable guidance:

(b)	the failure with respect to any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code), whether or not waived;

(c)	the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of any request for a minimum funding variance with respect to any Plan;

(d)	the filing under Section 4041 (c) of ERISA of a notice of intent to terminate any Plan;

(e)	the termination of any Plan under Section 4041 (c) of ERISA;

(f)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan;

(g)	the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan;

(h)	a determination that any Plan is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA);

(i)

the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA; or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA); or

(j)	engagement in a non-exempt material prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Company and any of: (i) the Agent, (ii) one or more Mandated Lead Arrangers, and/or (iii) one or more of the Bookrunners, setting out any of the fees referred to in Clause 11 (Fees) or any other fees payable to one or more Arrangers.

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Selection Notice, any Utilisation Request and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, an Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a lease liability on the balance sheet of the Company (including without limitation any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease and/or a finance lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the consolidated balance sheet of the Company;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Fiscal Period” means each fiscal year ending 31 December, or such other period in respect of which the Company and SES Americas prepare annual audited consolidated financial statements delivered to the Agent pursuant to Clause 19.1 (Financial Statements).

“Fitch” means Fitch Ratings Limited.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of Funds).

“GAAP” means generally accepted accounting principles in the jurisdiction of incorporation of the Company including (if applicable) IFRS.

“Group” means the Company and its Subsidiaries (including, after Completion, the Target Group).

“Group Structure Chart” means the structure chart of the Group in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 23 (Changes to the Obligors).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by a member of the Group and a hedge counterparty in connection with any derivative transaction.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent; unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Package” means the lender presentation in relation to the Acquisition and the Facility, the Original Financial Statements and the Structure Memorandum.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it, which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Register” means the Luxembourg Insolvency Register (Registre de l’insolvabilité).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default Interest).

“Interpolated Primary Term Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the Primary Term Rate) which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan, each as of the Quotation Time.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2(Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Commercial Code” means the commercial code (Code de commerce) of Luxembourg, as amended from time to time.

“Luxembourg Obligor” means an Obligor incorporated in or organised under the laws of Luxembourg.

“Major Breach” means a breach of an undertaking under:

(a)	Clause 20.4 (Negative Pledge);

(b)	Clause 20.6 (Disposals);

(c)	Clause 20.7 (Change of Business);

(d)	Clause 20.8 (Merger);

(e)	Clause 20.10 (Acquisitions);

(f)	Clause 20.11 (Loans and Credit); or

(g)	Clause 20.12 (No Guarantees and Indemnities),

in each case, only as it relates to an undertaking of the Company, the Borrower or an Original Guarantor (and excluding for the avoidance of doubt, any procurement obligation on the Company, Borrower or an Original Guarantor).

“Major Default” means an Event of Default arising under:

(a)	Clause 21.1 (Non-Payment);

(b)	Clause 21.2 (Other Obligations) in relation to a Major Breach;

(c)	Clause 21.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(d)	Clause 21.5 (Insolvency), Clause 21.6 (Insolvency Proceedings) or Clause 21.7 (Creditors’ Process);

(e)

Clause 21.10 (Unlawfulness) (provided that, for the purpose of a “Major Default” only, the reference in Clause 21.10 (Unlawfulness) to “obligations” shall be read as “material obligations”); or (f) Clause 21.11 (Repudiation), in each case, only as it relates to the Company, the Borrower or an Original Guarantor (and excluding for the avoidance of doubt, any procurement obligation on the Company, the Borrower or an Original Guarantor).

“Major Representation” means a representation or warranty with respect only to the Company or an Original Obligor under any of:

(a)	Clause 18.1 (Status);

(b)	Clause 18.2 (Binding Obligations)

(c)	Clause 18.3 (Non-Conflict with other Obligations) in respect of paragraphs (a) and (b) only of such provision;

(d)	Clause 18.4 (Power and Authority); or

(e)	Clause 18.22 (Sanctions) in respect of sub-paragraph (a) of such provision and only in respect of itself as a corporate entity.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Margin” means the rate per annum set out in the second column entitled “Margin” of the table in paragraph (b) of Clause 8.3 (Margin), subject to the other provisions of Clause 8.3 (Margin).

“Market Disruption Rate” means the percentage rate per annum which is the aggregate of:

(a)	the Term Reference Rate; and

(b)	the Credit Adjustment Spread.

“Material Adverse Effect” means a material adverse effect on the ability of the Obligors taken as a whole to comply with their payment obligations under this Agreement.

“Material Subsidiary” means any Subsidiary whose total assets exceed 5 per cent. of the consolidated total assets of the Group and/or whose gross revenues exceed 5 per cent. of the consolidated gross revenues of the Group each as calculated by reference to the latest audited accounts of the Subsidiary and the latest audited accounts of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Limited.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is maintained for or contributed to, or which in the past five years was maintained for or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Obligor” means the Borrower or a Guarantor.

“Original Mandated Lead Arrangers” means [***] and [***].

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2023.

“Original Obligor” means the Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	any acquisition or investment made in the ordinary course of business;

(c)	an acquisition of a company or undertaking (in whole or in part) whose business is identical, substantially similar or related to that of the Company or the Group (as the case may be); or

(d)	any other acquisition or investment approved by the Majority Lenders.

“Permitted Guarantee” means:

(a)	any guarantee granted by a member of the Group to or in respect of another member of the Group;

(b)	any guarantee or indemnity granted by a member of the Group in connection with a Permitted Acquisition;

(c)	any guarantee granted by a member of the Group in respect of a Permitted Joint Venture;

(d)	the endorsement of negotiable instruments in the ordinary course of business;

(e)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

(f)

any other guarantee permitted under Clause 20.5 (Financial Indebtedness), the outstanding amount of which does not exceed €[***]or its equivalent at any time when aggregated with the amount of any indebtedness permitted under subparagraph (e) of the definition of Permitted Loan.

“Permitted Joint Venture” means any investment in any Joint Venture where:

(a)	there is an economic interest in such Joint Venture; and

(b)	the amount invested is substantially proportionate to the economic interest held by the relevant member of the Group making the investment in that Joint Venture.

“Permitted Loan” means:

(a)	any loan granted by a member of the Group to another member of the Group;

(b)	any loan granted by a member of the Group in respect of a Permitted Joint Venture;

(c)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its business activities;

(d)	any credit balances, amounts on deposit or short-term investments with any Acceptable Bank; or

(e)

any other loan permitted under Clause 20.5 (Financial Indebtedness), the outstanding amount of which does not exceed €[***]or its equivalent at any time when aggregated with the amount of any guarantee permitted under subparagraph (f) of the definition of Permitted Guarantee.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or other transaction arising, under the Finance Documents;

(b)

the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)	the solvent liquidation or reorganisation of SES Americas (including while it is Guarantor) so long as:

(i)	any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(ii)	no Default has occurred and is continuing;

(iii)	SES Americas is not a borrower of any Loan; and

(iv)	Clause 20.5 (Financial Indebtedness) remains complied with immediately following such solvent liquidation or reorganisation; or

(d)	transactions conducted in the ordinary course of business on arm’s length terms other than:

(i)	any sale, lease, license, transfer or other disposal; or

(ii)	the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness.

“Plan” means any “Employee Benefit Plan” (within the meaning of Section 3(3) of ERISA) other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302, or Title IV of ERISA and that is, or was at any time in the past five years, sponsored, maintained or contributed to by, or required to be contributed to by, any Obligor or ERISA Affiliate.

“Pre-Approved Lender List” means the list of entities agreed in writing on or before the date of this Agreement by or on behalf of the Company and the Arrangers, as set out in Schedule 13 (Pre-Approved Lender List).

“Primary Term Rate” means the “Term SOFR” reference rate as so described and administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Quotation Day” means the day that is two Additional Business Days before the first day of the relevant Interest Period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Quotation Time” means the relevant time (if any) on the Quotation Day.

“Quoted Tenor” means, in relation to a Primary Term Rate, any period for which that rate is customarily published.

“Rating Agency” means Fitch, Moody’s or S&P.

“RCF Agreement” means the €1,200,000,000 revolving facility agreement originally dated 26 June 2019 between, inter alios, the Company, SES Americom, Inc. (formerly SES Global Americas Holdings Inc., and prior to that, SES Global Americas Holding GP) as original borrower and original guarantor, [***], [***], [***], [***] and [***] as coordinating mandated lead arrangers and bookrunners, certain financial institutions as lenders and Commerzbank Finance & Covered Bond S.A. as agent (as amended, waived or supplemented from time to time).

“RCS” means the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg).

“Register” has the meaning given to it in Clause 22.12 (The Register).

“Regulation U” or “Regulation X” means Regulation U or X, as the case may be, of the Board of Governors of the Federal Reserve System of the United States, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repayment Date” means each date falling on each anniversary of the Closing Date which falls before the Termination Date.

“Repayment Instalment” means a repayment instalment calculated and payable under paragraph (a) of Clause 6.1 (Repayment of Loans).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing Law and Enforcement), 18.10 (No Default), 18.11 (Immunity), 18.13(c) (Financial Statements) to 18.18 (No proceedings Pending or Threatened), 18.19 (AntiBribery, Anti-Corruption and Anti-Money Laundering) and 18.22 (Sanctions).

“Reporting Day” means the Quotation Day.

“Reporting Time” means:

(a)

for the purposes of determining the deadline for Lenders to report market disruption in accordance with Clause 10.2 (Market disruption), close of business in London on the Reporting Day for the relevant Loan; and

(b)

for the purposes of determining the deadline for Lenders to report their cost of funds in accordance with Clause 10.3 (Cost of funds), close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“S&P” means Standard & Poor’s Rating Services.

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of country- or territory-wide Sanctions imposed, administered or enforced by a Sanctions Authority (which, as of the date of this Agreement, are the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea, Syria and the occupied territories in the Kherson and Zaporizhzhia region of Ukraine).

“Sanctioned Person” means a person or entity:

(a)	listed on, or owned or controlled by any person listed on, a Sanctions List, or to the best of the Company’s knowledge, otherwise targeted by the provisions of, any Sanctions;

(b)	which is a government of a Sanctioned Country, or an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country;

(c)	resident in, located in, operating from or incorporated under the laws of, a Sanctioned Country; or

(d)	to the best of the Company’s knowledge, with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions.

“Sanctions” means any economic, financial or trade sanctions or restrictive measures enacted, administered, imposed or enforced by (i) the United States of America, (ii) the United Nations, (iii) the European Union or any of its member states, (iv) the United Kingdom, (v) Japan, (vi) any country whose laws any Obligor or any of its Affiliates is bound by and/or (vii) any of the governmental institutions of any of the foregoing including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, any other agency of the U.S. government, the United Nations Security Council and His Majesty’s Treasury (each a “Sanctions Authority”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by the US Treasury Department’s Office of Foreign Assets Control, the Consolidated List of Financial Sanctions Targets issued by His Majesty’s Treasury, or any similar list of designated or sanctioned individuals or entities (or equivalent) issued or maintained by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods) in relation to the Facility.

“SES Americas” means SES Americom, Inc. (formerly SES Global Americas Holdings Inc.).

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Structure Memorandum” means the document entitled “Project Early Bird - Preliminary Tax Structure”, provided to the Arrangers before the date of this Agreement in the agreed form describing the Group and the Acquisition and prepared by the Company.

“Sub-Participant Register” has the meaning given to it in Clause 22.13 (The Sub-Participant Register).

“Subsidiary” means an entity of which a person has direct or indirect control, where for this purpose control will have the meaning given to it by IFRS.

“Target SSN” means the $3,000,000,000 aggregate principal amount of 6.500% first lien secured notes issued by the Target SSN Issuer due 2030.

“Target SSN Issuer” means Intelsat Jackson Holdings S.A.

“Target” means Intelsat Holdings S.à r.l.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means 100 per cent. of the Target’s issued and outstanding shares (excluding any shares held in treasury) on a fully diluted basis and any voting rights attaching to such shares.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Reference Rate” means, in relation to a Loan:

(a)	the Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Interest calculation if no Primary Term Rate).

“Termination Date” means the earlier of (i) the date falling 5 years after the date of this Agreement and (ii) 15 June 2029.

“Total Assets” means, in respect of SES Americas or the Company, the figure in the line item identified as “total assets” in the statement of financial position in the annual audited consolidated financial statements of the Company or, as the case may be, SES Americas delivered to the Agent pursuant to Clause 19.1 (Financial Statements).

“Total Commitments” means the aggregate of the Commitments, being $1,000,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” mean the United States of America.

“US Indirect Loan” means a Loan to the Borrower, where the Borrower will on-lend the proceeds of such Loan to a member of the Group whose jurisdiction of organisation is a state of the United States or the District of Columbia and the relevant Utilisation Request identifies the relevant Loan as a US Indirect Loan.

“US Tax Obligor” means:

(a)	an Obligor which is a United States person within the meaning of section 7701(a)(30) of the Code;

(b)	a borrower or the Borrower in respect of a US Indirect Loan; or

(c)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Utilisation Date” means the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 (Utilisation Request) of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vendor” means Intelsat S.A.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent (acting on the instructions of the Majority Lenders);

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)

a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(v)	a “group of Lenders” includes all the Lenders;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(g)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

1.3	Currency Symbols and Definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Luxembourg Terms

Where a Finance Document relates to a Luxembourg entity, a reference to:

(a)	an “attachment” or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt);

(b)

“winding-up”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), judicial reorganisation (réorganisation judiciaire), administrative dissolution without liquidation (liquidation administrative sans liquidation), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(c)

a “receiver”, “administrative receiver”, “administrator”, “trustee”, “custodian”, “conservator” or “similar officer” includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(d)

a “lien” or “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(e)

a “guarantee” includes any guarantee which is independent from the debt to which it relates and any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the civil code (Code Civil) of Luxembourg, as amended (the “Luxembourg Civil Code”)

(f)	a “matured obligation” includes without limitation, an obligation certaine, liquid et exigible;

(g)

a “merger” includes any fusion implemented in accordance with Articles 1020-1 seq. of the Luxembourg law on commercial companies dated 10 August 1915, as amended from time to time (the “Luxembourg Company Law”) and transfer of all assets and liabilities (transfert d’universalité) implemented in accordance with Articles 1040-1 et seq. of the Luxembourg Company Law;

(h)	a person being “unable to pay its debts” includes that person being in a state of cessation de paiements;

(i)	“by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés); and

(j)	a “director”, “officer” or “manager” includes a gérant or an administrateur.

1.5	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6	Divisions

For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organised on the first date of its existence by the holders of its equity interests at such time.

1.7	Acknowledgement Regarding any Supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)

in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit

Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)	as used in this Clause 1.7, the following terms have the following meanings:

(i)	“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;

(ii)	“Covered Entity” means any of the following:

(A)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate principal amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.7 (Right of Cancellation in Relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)

any increase in the Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company shall, within 10 days of receipt by it of a copy of the relevant invoice, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred in connection with any increase in Commitments under this Clause 2.2.

(f)

Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 22.4 (Assignment or Transfer Fee) if the increase was a transfer pursuant to Clause 22.6 (Procedure for Transfer) and if the Increase Lender was a New Lender.

(g)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	The Agent shall notify the Lenders promptly in writing of the new Commitments following any increase in Commitments made pursuant to this Clause 2.2.

(j)	Clause 22.5 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a transfer and assignment.

2.3	Finance Parties’ Rights and Obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	financing all or part of the purchase price of the Acquisition;

(b)	financing the payment of fees, costs and expenses payable or incurred by any member of the Group in connection with the Acquisition and the Finance Documents; and

(c)	refinancing existing indebtedness of the Target Group (including any related fees, costs and expenses of such refinancing).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent

(a)

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 and Part 2 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if:

(a)	on the date of the Utilisation Request in relation to a Loan other than one to which Clause 4.4 (Utilisations during the Certain Funds Period) applies and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects; and

(b)	in relation to the first Loan requested, Completion has occurred or will occur on the proposed Utilisation Date of that Loan.

4.3	Maximum Number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan there would be more than [***] Loans outstanding.

(b)	The Borrower or the Company may not request that a Loan be divided if, as a result of the proposed division, the limits contained in paragraph (a) above would be exceeded.

4.4	Utilisations during the Certain Funds Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Loan; and

(ii)	all the Major Representations are true in all material respects.

(b)

During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject to Clause 7.1 (Illegality) and Clause 7.2 (Change of Control)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)

rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies the bank account details pursuant to which the Agent shall credit the proceeds of the Loan;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and Amount); and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Subject to paragraph (c) below, only one Loan may be requested in each Utilisation Request.

(c)	Multiple Loans may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must:

(i)	be a minimum of $[***]and an integral multiple of $[***] or if less, the Available Facility; and

(ii)	in any event, not exceed the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 27.1 (Payments to the Agent) by the Specified Time.

5.5	Cancellation of Commitment

(a)	The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

(b)

The Total Commitments will be automatically cancelled in full on the date on which the Company determines and notifies the Agent in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that the Acquisition Agreement has been validly and conclusively terminated prior to Completion in accordance with its terms (and no new, amended or replacement Acquisition Agreement is entered into within 10 Business Days).

(c)	The Company will promptly notify the Agent in writing if:

(i)	it has definitively repudiated or otherwise terminated the Acquisition Agreement;

(ii)	the Vendor has definitively repudiated or otherwise terminated the Acquisition Agreement; or

(iii)	either party to the Acquisition Agreement threatens or notifies the other party of its intention to repudiate or terminate the Acquisition Agreement.

6.	Repayment

6.1	Repayment of Loans

(a)	The Borrower shall repay the aggregate Loans in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding aggregate Loans by $[***].

(b)	Without prejudice to paragraph (a) above, the Borrower shall repay all outstanding aggregate Loans in full on the Termination Date.

(c)

If, in relation to a Repayment Date, the aggregate amount of the Loans made to the Borrower exceeds the Repayment Instalment to be repaid by the Borrower, the Company may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Loans will be wholly or partially repaid so that such Repayment Instalment is repaid on the relevant Repayment Date in full. The Company may not make a selection if as a result more than one Loan will be partially repaid.

(d)	If the Company fails to deliver a notice to the Agent in accordance with paragraph (c) above, the Agent shall select the Loans to be wholly or partially repaid.

(e)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)

If the Company cancels the whole or any part of any Available Commitment in accordance with Clause 7.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender) or 7.7 (Right of Cancellation in Relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality), Clause 7.2 (Change of Control) or Clause 7.3 (Government of Luxembourg) then (other than, in any relevant case, to the extent that any part of the relevant Available Commitment(s) so cancelled is subsequently reinstated through an increase made pursuant to Clause 2.2 (Increase)), the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)

If the Company cancels the whole or any part of any Available Commitment in accordance with Clause 7.4 (Voluntary Cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 5.5 (Cancellation of Commitment), then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)

If any Loan is repaid or prepaid in accordance with Clause 7.1 (Illegality), Clause 7.2 (Change of Control) or Clause 7.3 (Government of Luxembourg) then, other than, in relation to Clause 7.1 (Illegality), to the extent that any part of the relevant Commitment is subsequently reinstated through an increase pursuant to Clause 2.2 (Increase), the amount of the Repayment Instalment for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid.

(d)

If any Loan is prepaid in accordance with Clause 7.5 (Voluntary prepayment) or Clause 7.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender), then, other than, in relation to Clause 7.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender), to the extent that any part of the relevant Commitment is subsequently reinstated through an increase pursuant to Clause 2.2 (Increase), the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Loan prepaid.

7.	Prepayment and Cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender) the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

7.2	Change of Control

(a)	If there is a change of control of the Company, the Company shall promptly notify the Agent upon becoming aware of that event.

(b)

Immediately following any notification of the Company in accordance with paragraph (a) above, the Company and the Lenders shall enter into negotiations (for a period of not more than 30 days) (the “Consultation Period”) with a view to agreeing whether, and, if so, how and on what terms the Facility should continue.

(c)

If, at the end of the Consultation Period, agreement has not been reached, any Lender may by notice to the Company immediately cancel its Available Commitments and/or declare its outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable on the date falling not less than 10 days after the Lender’s notification to the Company.

(d)	For these purposes:

“acting in concert” means acting together pursuant to an agreement or understanding (whether informal or formal).

“change of control” occurs if any person or group of persons acting in concert:

(i)	directly or indirectly gains control of the Company; or

(ii)	acquires directly or indirectly:

(A)	more than 50 per cent. of the entire issued or allotted ordinary share capital of the Company; or

(B)	50 per cent. or more of the voting rights normally exercisable at a general meeting of the Company,

provided that there will be no change of control by reason of a new Holding Company (which shall be a newly incorporated company and not an existing trading company) acquiring the entire issued share capital of the Company if such Holding Company has substantially the same shareholders as the Company immediately prior to such acquisition.

“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

7.3	Government of Luxembourg

Subject to Clause 4.4 (Utilisations during the Certain Funds Period), if any of the rights of the Government of Luxembourg under article 5 of the articles of association of the Company are terminated or amended (the “Termination Event”) and:

(a)	within 120 days of such Termination Event the long term senior unsecured credit rating of the Company assigned by either S&P or Moody’s is downgraded by one or more notches; and

(b)

in making the relevant decision referred to in paragraph (a) above, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision resulted, in whole or in part, from the occurrence of the Termination Event, then:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)

for a period of not more than 30 days following the notification the Company and the Lenders shall enter into negotiations to agree whether, and if so, how and on what terms the Facility should continue; and

(iii)

if at the end of the period referred to in paragraph (b)(ii) above, agreement has not been reached any Lender may by notice of the Company immediately cancel its Commitments and/or declare its outstanding Loan(s), together with accrued interest, and all other amounts accrued under the Finance Documents due and payable on the date falling 10 days after the Lender’s notification to the Company.

7.4	Voluntary Cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $[***]) of the Available Facility. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

7.5	Voluntary prepayment

The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of $[***]).

7.6	Right of Replacement or Repayment and Cancellation in Relation to a Single Lender (a) If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax Gross-Up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above, (or, if earlier, the date specified by the Company in that notice), the Borrower shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)

The Company may, in the circumstances set out in paragraph (a) above, on two Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (which shall not be a member of the Group) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent the Agent has not given a notification under Clause 22.10 (Pro rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

7.7	Right of Cancellation in Relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.8	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2(Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)

If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further Conditions Precedent)) an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

8.	Interest

8.1	Calculation of Interest

The rate of interest on each Loan for an Interest Period is the percentage rate per annum which is the aggregate of the:

(a)	applicable Margin;

(b)	applicable Term Reference Rate; and

(c)	Credit Adjustment Spread,

and, if the aggregate of the Term Reference Rate and the Credit Adjustment Spread is less than zero, the aggregate of the Term Reference Rate and the Credit Adjustment Spread shall be deemed to be zero.

8.2	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Margin

(a)	In this Clause 8.3, “Relevant Rating” means the long-term senior unsecured credit rating of the Company published by the Rating Agencies.

(b)

Subject to the other provisions of this Clause 8.3, the Margin for each Loan will be the percentage per annum determined by reference to the Relevant Rating of the Company set out below in the second column opposite that relevant rating:

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

and as at the date of this Agreement shall be [***] per cent. per annum.

(c)

The Company must promptly notify the Agent of any notification to it by a Rating Agency of a change in the Relevant Rating. If the Relevant Rating given to the Company by the Rating Agencies is split, the applicable Margin will be the average of the Margins applicable to the Relevant Ratings as set out in the table in paragraph (b) above.

(d)	Any change in the Margin will, subject to paragraphs (e) and (f) below, apply to each Loan made, or (if outstanding) from the date on which the change in a Relevant Rating was first published.

(e)	During any period in which only one Relevant Rating is provided, the Margin shall be calculated on the basis of that Relevant Rating.

(f)	For so long as:

(i)	an Event of Default is outstanding; or

(ii)	no Relevant Rating is available from the Rating Agencies, the Margin will be the highest applicable rate, being [***] per cent. per annum.

8.4	Default Interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is [***] per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be [***] per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of Rates of Interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest relating to a Loan.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)	This Clause 8.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

9.	Interest Periods

9.1	Selection of Interest Periods

(a)

The Borrower (or the Company on behalf of the Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on its behalf) to which that Loan was made not later than the Specified Time.

(c)	If the Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)

Subject to this Clause 9, the Borrower (or the Company) may select an Interest Period of one or three Months or of any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan. In addition, the Borrower may select an Interest Period of less than one Month, if necessary to ensure that there are Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	No Interest Period for a Loan or Unpaid Sum shall be longer than six Months.

9.2	Changes to Interest Periods

(a)	Prior to the earlier of:

(i)	the Agent determining the interest rate for a Loan; and

(ii)	the first day of an Interest Period for a Loan,

the Agent may shorten an Interest Period for any Loan where necessary to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the next Repayment Instalment) which have an Interest Period ending on the next Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Company and the Lenders.

9.3	Non-Business Days

(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)

subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency made to the Borrower; and

(ii)	end on the same date,

those Loans will, unless the Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)

Subject to Clause 4.3 (Maximum Number of Loans) and Clause 5.3 (Currency and Amount), if the Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with in the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

10.	Changes to the Calculation of Interest

10.1	Interest calculation if no Primary Term Rate

(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Loan, the Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Central Bank Rate: If paragraph (a) above applies but no Interpolated Primary Term Rate is available for the Interest Period of that Loan, then the applicable Term Reference Rate shall be the percentage rate per annum which is the Central Bank Rate for the Quotation Day.

(c)	Cost of funds: If paragraph (b) above applies but it is not possible to calculate the Central Bank Rate then Clause 10.3 (Cost of Funds) shall apply to that Loan for that Interest Period.

10.2	Market Disruption

If before the Reporting Time for a Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate then Clause 10.3 (Cost of Funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of Funds

(a)

If this Clause 10.3 applies to a Loan for an Interest Period, then Clause 10.1 (Interest Calculation if no Primary Term Rate) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	[***]; and

(ii)	[***].

(b)

If this Clause 10.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 10.3 applies pursuant to Clause 10.2 (Market Disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

the Lender’s cost of funds relating to its participation in that Loan for that Interest Period [***].

(e)

Subject to paragraph (d) above if this Clause 10.3 applies but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

10.4	Notification to Company

If Clause 10.3 (Cost of Funds) applies the Agent shall, as soon as is practicable, notify the Company.

10.5	Break Costs

(a)

If an amount is specified as Break Costs for a Loan or Unpaid Sum, the Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become, or may become, payable.

11.	Fees

11.1	Ticking Fee

(a)	In this Clause 11.1:

“Available Proportion” means, at any time, in relation to a Lender, its proportion of the Available Facility at that time.

“Availability End Date” means the last day of the Availability Period.

(b)

The Company will cause to be paid to the Agent (for the account of the Lenders pro rata to their respective Available Proportion) a ticking fee computed at the rate of (each such fee, a “Ticking Fee”):

(i)	[***];

(ii)	[***];

(iii)	[***]; and

(iv)	[***].

(c)

The accrued Ticking Fee is payable on the last day of each successive period of three Months which ends during the Availability Period and on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective (each such payment date, a “Ticking Fee Date”).

11.2	Participation Fee

The Company shall pay to the Agent (for the account of each Lender) a participation fee in the amount and at the times agreed in a Fee Letter.

11.3	Funding Fee

The Company shall pay to the Agent (for the account of each Lender) a funding fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency Fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.	Tax Gross Up and Indemnities

12.1	Definitions

(a)	In this Agreement:

“Luxembourg Qualifying Lender” means in respect of tax imposed by Luxembourg, a Lender which is beneficially entitled to interest payable in respect of an advance under a Finance Document and is:

(i)	entitled to receive interest, free of any withholding or deduction for or on account of Tax imposed by Luxembourg; or (ii) a Luxembourg Treaty Lender.

“Luxembourg Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Luxembourg Treaty State for the purposes of the Luxembourg Treaty;

(ii)	does not carry on a business in Luxembourg through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)

fulfils any other conditions which must be fulfilled under the Luxembourg Treaty by residents of that Luxembourg Treaty State for such residents to obtain full exemption from taxation on interest imposed by Luxembourg on interest payable to them in respect of an advance under a Finance Document, subject to the completion of any necessary procedural formalities.

“Luxembourg Treaty State” means a jurisdiction having a double taxation agreement (a

“Luxembourg Treaty”) with Luxembourg which makes provision for full exemption from tax imposed by Luxembourg on interest.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment under Clause 12.3 (Tax Indemnity).

“US Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States or the District of Columbia.

“US Tax Form” means, as applicable:

(i)

an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, that either: (A) includes a claim for an exemption from or reduction of US withholding tax under an applicable income tax treaty, with Part II of such W-8BEN (or Part III of such W-8BEN-E, as applicable) completed, or (B) if such claim for exemption is based on the “portfolio interest exemption” is accompanied by a certificate representing that such Lender or the Agent, as applicable, is not described in Section 871(h)(3) or Section 881(c)(3) of the Code;

(ii)	an IRS Form W-8ECI;

(iii)	an IRS Form W-9; or

(iv)	any other IRS form establishing an exemption from withholding of US federal income tax on payments to that person under this Agreement;

which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY and the certificate described in paragraph (i)(B) above in respect of its beneficial owners, if applicable.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax Gross-Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required, provided that an Obligor will not be required to increase the amount payable with respect to any Tax Deduction to the extent such Tax Deduction is applicable to any payment to such Lender on the date of this Agreement (or, if later, the date such Lender accedes to this Agreement).

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Luxembourg Qualifying Lender, but on that date the Lender is not or has ceased to be a Luxembourg Qualifying Lender, other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or a Luxembourg Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Luxembourg Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below and has completed all necessary procedural formalities required under the laws of Luxembourg to receive such interest without a Tax Deduction pursuant to the relevant Luxembourg Treaty.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the relevant Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Luxembourg Treaty Lender must cooperate with the relevant Obligor by using reasonable endeavours to complete any procedural formalities necessary for the relevant Obligor to obtain authorisation to make that payment without any Tax Deduction.

12.3	Tax Indemnity

(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (in its reasonable discretion) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up);

(B)

would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-Up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied;

(C)

(for the avoidance of doubt) is compensated for by Clause 12.5 (Stamp Taxes) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied); or

(D)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines (in its reasonable discretion) that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines (in its reasonable discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)

If any Finance Party makes any payment to an Obligor or the Borrower pursuant to paragraph (i) above and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to utilise such Tax Credit in full, such Obligor shall reimburse such Finance Party such amount of the payment received as such Finance Party determines is necessary to place it in the same after-tax position as it would have been in if such Tax Credit had been obtained and fully utilised (without subsequent withdrawal or unavailability) by such Finance Party.

12.5	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any such Tax payable in connection with the entry into of a Transfer Certificate and except regarding Luxembourg registration duties (droits d’enregistrement) for any Luxembourg Tax payable due to a registration, submission or filing by a Finance Party of any Finance Documents where such registration, submission or filing is or was not required to maintain, preserve or enforce the rights of the Finance Party under the Finance Documents.

12.6	Lender status confirmation

(a)

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Party as Lender and for the benefit of the Agent and without liability to any Obligor, upon a written request of the Agent or the Company and subject to the Borrower confirming its jurisdiction of tax residency, which of the following categories it falls in:

(i)	not a Luxembourg Qualifying Lender;

(ii)	a Luxembourg Qualifying Lender (other than a Luxembourg Treaty Lender); or

(iii)	a Luxembourg Treaty Lender.

(b)

If such Lender fails to indicate its status in accordance with this Clause 12.6 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Luxembourg Qualifying Lender or a Luxembourg Treaty Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the relevant Obligor). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.6.

12.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse a Finance Party for any cost or expense, that Party shall reimburse (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	US Tax Forms

(a)	In this Clause “United States person” has the meaning given to it in Section 7701(a)(30) of the Code.

(b)

With respect to payments made by or in respect of a US Tax Obligor, each Lender and the Agent shall supply to the relevant Obligor a properly completed and executed applicable US Tax Form and will supply additional US Tax Forms upon a reasonable time following a written request by that Obligor, in each case, to the extent such Lender or the Agent, as applicable, is legally entitled to do so. A Lender or the Agent, as applicable, shall promptly notify the Agent and such Obligor if any US Tax Form previously provided by such Lender or the Agent, as applicable, has become invalid or incorrect, and shall provide a replacement US Tax Form to the Agent and such Obligor to the extent such Lender or the Agent, as applicable, is legally entitled to do so.

12.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.10	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

13.	Increased Costs

13.1	Increased Costs

(a)

Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation, in each case made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation which implements Basel III, CRR or CRD IV.

(b)	In this Agreement:

“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as complemented and amended by “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, each as further amended, supplemented or restated from time to time;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: updated assessment methodology and the higher loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in July 2013, as amended, supplemented or restated from time to time; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC as amended, supplemented or restated from time to time.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as amended, supplemented or restated from time to time.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost Claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Increased Costs showing the calculations thereof in reasonable detail provided that no Finance Party shall be required to disclose anything which may be confidential or proprietary in nature or which is price-sensitive in relation to listed shares or other instruments issued by that Finance Party or any of its Affiliates.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 12.3 (Tax Indemnity), Clause 12.5 (Stamp Taxes) or Clause 12.7 (VAT) (or would have been compensated for under Clause 12.3 (Tax Indemnity), Clause 12.5 (Stamp Taxes) or Clause 12.7 (VAT) but was not so compensated solely because any of the exclusions in those Clauses applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)

attributable to any day more than three Months before the first date on which the relevant Finance Party had (or, if earlier, could reasonably be expected to have) sufficient details of the relevant Increased Cost to enable it to calculate its amount; or

(vi)

attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in a form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance party or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	Other Indemnities

14.1	Currency Indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other Indemnities

(a)

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

(b)

(i)

The Company shall, within 10 Business Days of demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.2 subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

(ii)

If indemnification is sought from the Company under sub-paragraph (b)(i) above, upon a senior officer, senior director or senior employee of the relevant Finance Party with knowledge of the Facility becoming aware of such intention, the relevant Finance Party shall notify the Company in writing within a reasonable period of time (taking into account any potential cost, loss or liability being the subject of any indemnity under sub-paragraph (b)(i) above).

(iii)

Following any notification under sub-paragraph (b)(ii) above, the relevant Finance Party shall, where any such consultation would not be reasonably expected to materially prejudice the relevant Finance Party’s interests, consult with the Company (A) with respect to the conduct of the relevant action, claim, investigation or proceeding, and (B) prior to settling any action, claim, investigation or proceeding. Any required response to communication from the Company in connection with, or as part of any consultation shall not be unreasonably withheld or delayed.

(iv)

No Finance Party shall be required to comply with the provisions of subparagraph (b)(ii) and/or sub-paragraph (b)(iii) above to the extent that any such action is not permitted by law, such Finance Party is not lawfully permitted to make any such notification, engage in any such consultation or disclose any such information or to the extent that such action would breach legal professional privilege or would be reasonably likely to prejudice the relevant Finance Party in respect of any action, claim, investigation or proceeding with respect to the Company.

(v)

The Company shall keep all information and communications provided by any Finance Party pursuant to sub-paragraph (b)(ii) and/or sub-paragraph (b)(iii) above strictly confidential and shall not disclose any such information or communications to any person (other than its legal counsel or to the extent required by applicable law or regulation) without the prior consent of the relevant Finance Party.

14.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	Mitigation by the Lenders

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of Liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and Expenses

16.1	Transaction Expenses

The Company shall pay to the Agent (for the account of itself or for the account of the relevant Original Mandated Lead Arranger or Bookrunner, as applicable), within 10 days of receipt by it of a copy of the relevant invoice, the amount of all costs and expenses (including legal fees) reasonably incurred by it and any Original Mandated Lead Arranger or Bookrunner (without any duplication or double-counting) in connection with the negotiation, syndication, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment Costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.10 (Change of Currency), the Company shall, within 10 days of receipt by it of a copy of the relevant invoice, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement Costs

The Company shall, within 10 days of receipt by it of a copy of the relevant invoice, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	Guarantee and Indemnity

17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of Defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or (g) any insolvency or similar proceedings.

17.5	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment Mechanics).

17.8	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10	Limitations

The obligations of any Additional Guarantor are subject to the limitations (if any) set out in the Accession Letter executed by that Additional Guarantor.

17.11	Limitations in respect of U.S. Guarantor (a)

In this Clause 17.11:

“fraudulent transfer law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law.

“U.S. Debtor” means an Obligor that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Colombia) or that resides or has a domicile, a place of business or property in the United States of America.

“U.S. Guarantor” means any Guarantor that is a U.S. Debtor.

Terms used in this Clause 17.11 are to be construed in accordance with the fraudulent transfer laws.

(b)	Each initial U.S. Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.

(c)

Anything herein or in any other Finance Document to the contrary notwithstanding, the maximum liability of each U.S. Guarantor hereunder and under the other Finance Documents shall in no event exceed the amount that can be guaranteed by such U.S. Guarantor under applicable law, including applicable federal and state law relating to the insolvency of debtors.

(d)	The U.S. Guarantor represents and warrants to each Finance Party that it is solvent.

(e)	Each representation and warranty in this Clause 17.11:

(i)	is made by the U.S. Guarantor on the date of this Agreement;

(ii)	is deemed to be repeated by:

(A)	each Additional Guarantor on the date that Additional Guarantor becomes a U.S. Guarantor;

(B)	the U.S. Guarantor on the date of each Utilisation Request and the first day of each Term; and

(iii)	is, when repeated, applied to the circumstances existing at the time of repetition.

17.12	Limitations in respect of Luxembourg Obligor

(a)

The payment undertaking or obligations of any Luxembourg Obligor under any guarantee granted under this Clause 17 (Guarantee and Indemnity) in respect of the obligations of any Obligor that is not a direct or indirect subsidiary of such Luxembourg Obligor (the “Luxembourg Guarantees”), shall be limited at any time without double counting to an aggregate amount not exceeding the higher of 90 per cent of:

(i)

the sum of that Luxembourg Obligor’s own funds (capitaux propres) (as referred to in the Grand Ducal Regulation dated 18 December 2015 determining the form and contents of the balance sheet and the profit and loss account and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Luxembourg RCS Law”) as increased by its debt which is subordinated in right of payment (dettes subordonnées) (as referred to in account 191 of the standard chart of accounts attached to the Grand Ducal Regulation dated 10 June 2009 setting out the form and content of a standard chart of accounts, as the same may amended or replaced) (whether generally or specifically) including any Intra-Group Liabilities (as defined below) (the “Lux Subordinated Debt”), as determined on the date the guarantee is called; and

(ii)

the sum of that Luxembourg Obligor’s own funds (capitaux propres) (as referred to in the Grand Ducal Regulation dated 18 December 2015 determining the form and contents of the balance sheet and the profit and loss account and enforcing the Luxembourg RCS Law) as increased by its Lux Subordinated Debt (including any Intra-Group Liabilities), as determined on the date of this Agreement or the date of the Accession Letter relevant to that Luxembourg Obligor.

(b)

In deviation from the Luxembourg RCS Law, the sum of the Luxembourg Obligor’s own funds (capitaux propres) under this Clause 17 (Guarantee and Indemnity) shall, upon request of the Agent, be determined by an independent expert appointed by the Agent (at the cost of the Obligors) based on the fair value (rather than the book value) of the relevant assets of that Luxembourg Obligor. If the Agent does not make use of its right to appoint an independent expert, the Luxembourg Obligor’s own funds (capitaux propres) will be determined on the basis of the last annual accounts (approved by shareholders’ meeting) and other relevant documents available and satisfactory to the Agent.

(c)	For the purposes of this Clause 17 (Guarantee and Indemnity), “Intra-Group Liabilities” means all existing liabilities owed by the Luxembourg Obligor to any other member of the Group.

(d)

The limitations set forth in this Clause 17 (Guarantee and Indemnity) shall not apply (i) where the Luxembourg Obligor guarantees the payment obligations under the Finance Documents of an Obligor that is a direct or indirect subsidiary of that Luxembourg Obligor and/or (ii) for any amounts due under the Finance Documents that are owed by an Obligor that is not a direct or indirect subsidiary of that Luxembourg Obligor, provided that such amounts have been on-lent or otherwise made available to that Luxembourg Obligor or any direct or indirect subsidiary of that Luxembourg Obligor.

(e)

No reduction of the amount enforceable under a Luxembourg Guarantee in accordance with the above limitations will prejudice the rights of the Finance Parties to continue enforcing the relevant Luxembourg Guarantee (subject always to the operations of the limitations set out above at the time of such enforcement) until full satisfaction of the obligations as guaranteed under this Clause 17 (Guarantee and Indemnity).

(f)

The obligations of any Luxembourg Obligor under this Clause 17 (Guarantee and Indemnity) shall not include any obligations which if incurred would constitute of misuse of corporate assets (abus de biens sociaux) as described in article 1500-11 of the Luxembourg Company Law.

18.	Representations

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	In the case of the Company, it is a public limited liability company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(b)	In the case of SES Americas, it is a legal entity duly formed and validly existing under the laws of the jurisdiction of its formation.

(c)	In the case of any other Obligor, it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(d)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 23 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.3	Non-Conflict with other Obligations

The entry into and performance by it, of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets breach of which could have a Material Adverse Effect.

18.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and Admissibility in Evidence All

Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

18.6	Governing Law and Enforcement

(a)

The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation, subject to any general principle of law which is specifically referred to in any legal opinion delivered pursuant to Clause 4(Conditions of Utilisation) or Clause 23 (Changes to the Obligors).

(b)

Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to any general principle of law which is specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 23 (Changes to the Obligors).

18.7	Deduction of Tax

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction provided that the Lenders and the Agent have complied with sub-clause 14.7 (US Tax Forms).

18.8	No Filing or Stamp Taxes

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document except in the case such Finance Document is (i) voluntarily presented to the registration formalities (including where the Finance Document is deposited in the minutes of a notary) in Luxembourg or (ii) appended to a document that requires mandatory registration in Luxembourg, and which results in a registration duty (droit d’enregistrement) being due, the amount of which will depend on the nature of the Finance Document to be registered.

18.9	DAC 6

No transaction contemplated by the Finance Documents nor any transaction to be carried out in connection with any transaction contemplated by the Finance Documents meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU (“DAC6”).

18.10	No Default

(a)	No Event of Default is continuing or would result from the making of any Loan.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.11	Immunity

(a)

The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.12	No Misleading Information

Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement:

(a)

any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)

any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(c)

the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds; and

(d)

no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

18.13	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)

There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the delivery by it of its most recent financial statements in accordance with Schedule 2 (Conditions Precedent) or Clause 19.1 (Financial Statements) (as appropriate).

18.14	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15	Acquisition Documents, disclosures and other Documents

The Acquisition Documents contain all the material terms of the Acquisition.

18.16	Legal and beneficial ownership

All the Target Shares are or will be on the Closing Date legally and beneficially owned by the Company free from any claims, third party rights or competing interests.

18.17	Centre of Main Interests and Establishments

For the purposes of The Council of the European Union Regulation (EU) 2015/848 on Insolvency Proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.

18.18	No proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief having made due and careful enquiry) been started or threatened against it or any of its Subsidiaries, except as disclosed to the Agent prior to the date of this Agreement.

18.19	Anti-Bribery, Anti-Corruption and Anti-Money Laundering

No Obligor nor any of its subsidiaries, directors or officers, or, to the best knowledge of the relevant Obligor, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and the Company has instituted, maintains and enforces policies and procedures designed to prevent violation of such laws, regulations and rules.

18.20	United States Laws

(a)	In this Clause 18.20:

“Anti-Terrorism Law” means each of:

(i)

Executive Order No. 13224 on Terrorist Financing: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001, as amended by Order 13268 as so amended, (the Executive Order);

(ii)

the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, Public Law 99-570;

(iv)

the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., any executive order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and

(v)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Restricted Party” means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury;

(iii)	or in any successor list to either of the foregoing.

(b)	It is not:

(i)	an “investment company” within the meaning of the United States Investment Company Act of 1940; or

(ii)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	It is not a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.)

(d)	No part of the proceeds of any Loan is being used for any purpose which violates the provisions of Regulation U or X.

(e)	Neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has knowingly received funds or other property from a Restricted Party; or

(iii)	to the best of its knowledge, is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(f)	It and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti Terrorism Laws.

(g)

This Clause 18.20 shall only be for the benefit of and/or apply to any person to the extent that its provisions would not result in any violation of, conflict with or liability under any applicable Blocking Law by or in respect of that person.

(h)

If any Lender does not have the benefit of any part of this Clause 18.20 as a result of the operation of paragraph (g) above (a “Blocked Provision”), then provided that the relevant Lender has notified the Agent that this is the case, the Commitment of that Lender will be excluded for the purpose of determining whether the consent of the requisite majority of Lenders has been obtained in connection with any waiver, determination or direction relating to that Blocked Provision or whether the determination or direction by the requisite majority of Lenders has been made in relation to the relevant Blocked Provision. The Agent may (for the purposes of this Clause 18.20 only) rely on any such notification.

18.21	ERISA

(a)

Each of the Obligor and the ERISA Affiliates has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and to the extent required under applicable law is in compliance in all material respects to the best of the Obligor’s knowledge in form and operation with ERISA, the Code and all other applicable laws and regulations with respect to each Plan, and has no existing liability (other than to make PBGC premium payments and Plan and Multiemployer Plan funding and contribution payments as they fall due) to the PBGC or any Plan or Multiemployer Plan, and could not reasonably be expected to incur any liability to the PBGC or any Plan or Multiemployer Plan.

(b)

No Obligor or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Plan subject to 4064(a) of ERISA to which it made contributions.

(c)	No ERISA Event has occurred or is reasonably likely to occur.

18.22	Sanctions

(a)

No Obligor, nor any of its subsidiaries, directors or officers, or, to the best knowledge of the relevant Obligor, any of its affiliates, agents or employees is a person, that is, or is owned or controlled by persons that are a Sanctioned Person.

(b)

This Clause 18.22 shall only be for the benefit of and/or apply to any person to the extent that its provisions would not result in any violation of, conflict with or liability under any applicable Blocking Law by or in respect of that person.

(c)

If any Lender does not have the benefit of any part of this Clause 18.22 as a result of the operation of paragraph (b) above (a “Blocked Provision”), then provided that the relevant Lender has notified the Agent that this is the case, the Commitment of that Lender will be excluded for the purpose of determining whether the consent of the requisite majority of Lenders has been obtained in connection with any waiver, determination or direction relating to that Blocked Provision or whether the determination or direction by the requisite majority of Lenders has been made in relation to the relevant Blocked Provision. The Agent may (for the purposes of this Clause 18.22 only) rely on any such notification.

18.23	Licences and Authorisations

All licences and authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

18.24	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 (Conditions Precedent To Signing this Agreement) of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects.

18.25	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial Statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 150 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years:

(i)	its consolidated financial statements for that financial half year; and (ii) the financial statements of each Obligor for that financial half year.
19.2	Requirements as to Financial Statements

(a)

Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial Statements) shall be certified by an authorised signatory of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements) is prepared using GAAP.

19.3	Information: Miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings not previously disclosed which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.4	Notification of Default

(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	Use of Websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing. (d) Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

19.6	“Know Your Customer” Checks (a) If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

19.7	ERISA Event Notification

Within 60 days after the Obligor obtains actual knowledge of the occurrence of any ERISA Event, that Obligor will provide notice of such ERISA Event to the Agent.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	ERISA

Each Obligor shall:

(a)

ensure that it does not engage in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders; and

(b)	ensure that any liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due.

20.4	Negative Pledge

In this Clause 20.4, Quasi-Security means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) QuasiSecurity, listed below:

(i)	any Security or Quasi-Security listed in Schedule 8 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of business;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of business; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of business;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement to the extent that:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(vi)

any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if such Security or Quasi-Security was created only in connection with the acquisition of such asset by a member of the Group to secure the Financial Indebtedness incurred for the purpose of financing such acquisition provided that:

(A)	the Financial Indebtedness so secured does not exceed the acquisition cost of such asset;

(B)	such Security Interest was not extended to any other assets of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within 12 Months of the date of acquisition of such asset;

(vii)

any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group to the extent that:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(viii)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(ix)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(x)

any Security Interest arising pursuant to an order of attachment, distraint, garnishee or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings being contested in good faith by any member of the Group or otherwise imposed by compulsory provisions of law or government or tax regulation;

(xi)	any Security or Quasi-Security permitted by the Majority Lenders;

(xii)	any Security or Quasi-Security over deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other types of social security; or

any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (xii) above) does not exceed €[***] (or its equivalent in another currency or currencies).

20.5	Financial Indebtedness

(a)	Except as provided below, no member of the Group (other than an Obligor or a Permitted Joint Venture) may incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness owed by a member of the Group to another member of the Group;

(iii)

any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred in contemplation of the acquisition and only for a period of six Months from the date of acquisition;

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(v)

any finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed €[***] or its equivalent at any time;

(vi)

upon SES Americas ceasing to be an Obligor pursuant to the terms of this Agreement, any Financial Indebtedness of SES Americas listed in Schedule 12 (Existing Indebtedness of SES Americas) (which, for the avoidance of doubt, shall not include any increase and/or extension after the date of this Agreement of such Financial Indebtedness); or

(vii)

Financial Indebtedness which is not permitted in whole or in part under (i) to (vi) above and in aggregate does not exceed the higher of (i) €[***] (or its equivalent in other currencies) and (ii) [***] per cent. of the total Financial Indebtedness of the Group (as shown in the respective latest annual consolidated financial statements delivered to the Agent pursuant to Clause 19.1 (Financial Statements)).

For the avoidance of doubt, an incurrence of Financial Indebtedness will continue to be permitted if it was permitted under paragraph (b)(vii) above at the time of its incurrence even if the total Financial Indebtedness of the Group decreases in the next financial statements delivered to the Agent pursuant to Clause 19.1 (Financial Statements).

20.6	Disposals

(a)

Except as permitted under paragraph (b) below, no Obligor shall and the Company shall ensure that no other member of the Group will, either in a single transaction or a series of transactions (whether related or not), dispose of all or any part of its business or assets.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity and on armslength terms (including, for the avoidance of doubt, disposals made by way of lease in the ordinary course of business);

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(iii)	by way of the making of a lawful distribution in cash or shares;

(iv)	by way of the payment of cash for any purpose not prohibited by any Finance Document;

(v)	made by a member of the Group to another member of the Group; or

(vi)

where the higher of the market value and consideration receivable (when aggregated with the higher of the market value or consideration receivable (or any other disposal other than any permitted under sub-paragraphs (i) to (v) above) does not exceed €[***] (or its equivalent in another currency or currencies) in aggregate during the period from the date of this Agreement until the Termination Date.

20.7	Change of Business

The Company shall:

(a)	procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement;

(b)

prior to Completion, to the extent it has any rights under the Acquisition Documents in relation to the business carried on by the Target Group, not permit any substantial change to be made to the general nature of the business of the Target Group taken as a whole from that carried on at the date of this Agreement; and

(c)	after Completion, procure that no substantial change is made to the general nature of the business of the Target Group from that carried on at Completion.

20.8	Merger

(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (other than under an intragroup reorganisation on a solvent basis or other transaction agreed by the Majority Lenders).

(b)	Paragraph (a) above shall not restrict any sale, lease, transfer or other disposal permitted pursuant to Clause 20.6 (Disposals).

20.9	Insurance

The Company shall procure that each member of the Group shall insure its business and assets with insurance companies to such an extent and against such risks in accordance with good industry practice.

20.10	Acquisitions

No Obligor shall (and the Company shall procure that no member of the Group shall) make any acquisition or investment other than a Permitted Acquisition.

20.11	Loans or Credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall procure that no member of the Group shall) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	any Financial Indebtedness under or in connection with a Permitted Transaction.

20.12	No Guarantees or Indemnities

(a)

Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall procure that no member of the Group shall) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

20.13	Margin Regulations

No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulation U or X.

20.14	Sanctions

(a)

No Obligor will, directly or indirectly, use the proceeds of any Loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, (ii) to fund or facilitate any investment or loan in or connected with Russia (this includes being resident in, located in, domiciled in or incorporated or constituted under the laws of Russia), or (iii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(b)

No Obligor shall use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to any Finance Party in respect of the Facility, unless (i) authorised under applicable Sanctions, and (ii) it would not result in a breach of applicable Sanctions by any Party.

(c)

No Obligor will directly or indirectly use the proceeds of the Facility for any purpose that would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

(d)

Each Obligor shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Agent details of any governmental determination against it with respect to a violation of Sanctions.

(e)

This Clause 20.14 shall only be for the benefit of and/or apply to any person to the extent that its provisions would not result in any violation of, conflict with or liability under any applicable Blocking Law by or in respect of that person.

(f)

If any Lender does not have the benefit of any part of this Clause 20.14 as a result of the operation of paragraph (e) above (a “Blocked Provision”), then provided that the relevant Lender has notified the Agent that this is the case, the Commitment of that Lender will be excluded for the purpose of determining whether the consent of the requisite majority of Lenders has been obtained in connection with any waiver, determination or direction relating to that Blocked Provision or whether the determination or direction by the requisite majority of Lenders has been made in relation to the relevant Blocked Provision. The Agent may (for the purposes of this Clause 20.14 only) rely on any such notification.

20.15	Acquisition Documents

[***]

20.16	Amendments to Acquisition Documents

(a)

The Company shall not waive, release, amend, terminate or otherwise vary any provision or condition of the Acquisition Documents without the consent of the Agent (acting on the instructions of the Majority Lenders) save for any amendment, variation, release, waiver or termination which is not materially adverse to the interests of the Lenders.

(b)

For the avoidance of doubt and without prejudice to paragraph (a) above, the Parties agree that any amendment, variation, release or waiver relating to matters referred to in the definitions of “Availability Period” or “Certain Funds Period” in Clause 1.1 (Definitions) will be deemed to be materially adverse to the interests of the Lenders.

20.17	Additional Guarantor

If any Target SSN remain outstanding on and following Completion, subject to compliance with applicable laws (including any laws relating to financial assistance, howsoever called), the Company will procure that the Target SSN Issuer and each guarantor under the Target SSN (that is a guarantor as of the date falling 30 days after Completion) accedes to this Agreement as an Additional Guarantor no later than the date falling 30 days after Completion.

21.	Events of Default

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.14 (Acceleration) and Clause 21.15 (Clean-Up Period)).

21.1	Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

21.2	Other Obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-Payment)), unless the failure to comply is capable of remedy and is remedied within 15 days of the earlier of the Agent giving written notice of the breach to the Company and any Obligor becoming aware of the failure to comply.

21.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or breach of warranty is capable of remedy and is remedied within 15 days of the earlier of the Agent giving notice of the misrepresentation or breach of warranty to the Company and any Obligor becoming aware of the misrepresentation or breach of warranty.

21.4	Cross Default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 21.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €[***] (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)

An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary.

21.6	Insolvency Proceedings

(a)	Except as provided below, any of the following occurs in respect of the Company or any other Luxembourg Obligor:

(i)	it is in cessation of payment (cessation de paiements) and has lost its creditworthiness (ébranlement de crédit);

(ii)	it is subject to any of the following proceedings:

(A)	insolvency proceedings (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code;

(B)

administrative dissolution without liquidation (dissolution administrative sans liquidation) within the meaning of the Luxembourg Law of 7 August 2023 on businesses preservation and modernization of bankruptcy law, as amended (the “Bankruptcy Law”);

(C)

judicial réorganisation procedure (procedure de réorganisation judiciaire) and reorganisation procedure by mutual agreement (réorganisation par accord amiable) within the meaning of the Bankruptcy Law;

(D)	suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code;

(E)	compulsory winding-up pursuant to Luxembourg Company Law; or

(F)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the foregoing events;

(iii)

a liquidator under a compulsory winding up procedure (liquidateur judiciaire), receiver (curateur), administrative receiver, administrator (commissaire à la gestion contrôlée), compulsory manager or other similar officer under any laws of any jurisdiction in respect of the Company or any Luxembourg Obligor or over all or a substantial part of its assets, is appointed;

(iv)	any corporate decision is taken by the Company or any Luxembourg Obligor to apply for the opening of any of the proceedings referred to in sub-paragraph (ii) above;

(v)

any person presents a petition, or files documents with a court with a view to opening any of the proceedings referred to in sub-paragraph (ii) above; or (vi) any other analogous step or procedure is taken in any jurisdiction.

(b)	Except as provided below, any of the following occurs in respect of any other Obligor or a Material Subsidiary:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)

any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security is enforced over any of its assets;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)

its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction. (c) Paragraphs (a) and (b) above do not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up, administration or dissolution presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out:

(A)	in relation to any non-Luxembourg Obligor, within 14 days; and

(B)	in relation to any Luxembourg Obligor, within 40 days.

21.7	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects the whole or any substantial and material part of the property, undertaking or assets of an Obligor or any Material Subsidiary.

21.8	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

21.9	Cessation of Obligor’s or Material Subsidiary’s Business

An Obligor or a Material Subsidiary ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

21.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

21.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	ERISA

Any of the following events results in (x) the imposition of or granting of security, or (y) the incurring of a liability or the reasonable likelihood of the incurring of a liability, that, in each case, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect:

(a)	any ERISA Event occurs or is reasonably expected to occur;

(b)

any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA; or

(c)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Plan under Section 409, 502(i) or 502(l) of ERISA or Section 401(a)(29), 4971 or 4975 of the Code.

21.13	United States Bankruptcy Laws

(a)	In this Clause 21.13, “U.S. Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of any Obligor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)

an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or such proceeding is not dismissed or stayed within 90 days after commencement of the case; or

(c)	an order for relief or other order approving any case or proceeding which is entered under any U.S. Bankruptcy Law.

21.14	Acceleration

(a)

Subject to Clause 4.4 (Utilisations during the Certain Funds Period), if an Event of Default described in Clause 21.13 (United States Bankruptcy Laws) occurs in respect of an Obligor, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable, in each case, without the requirement of direction, notice or any other formality.

(b)

Subject to Clause 4.4 (Utilisations during the Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)

cancel each Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

21.15	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a representation or an undertaking under any Finance Document; or

(b)	any Event of Default,

which occurs before the Clean-Up Date will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)

it would have been (if it were not for this Clause 21.15) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Company; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

22.	Changes to the Lenders

22.1	Assignments and Transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of Assignment or Transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to any entity identified on the Pre-Approved Lender List;

(ii)	to another Lender or an Affiliate of any Lender; or

(iii)	made at a time when, during the Certain Funds Period, a Major Default is continuing, or after the end of the Certain Funds Period, an Event of Default is continuing.

(b)

Unless the Company and the Agent otherwise agree, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of $[***] and an integral multiple of $[***] or, if less, the remaining portion of a Lender’s Commitment.

(c)

The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

22.3	Other conditions of Assignment or Transfer

(a)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 22.6 (Procedure for Transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.4	Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €[***]. No such fee will be payable in relation to any assignment or transfer as part of the primary syndication of the Facility.

22.5	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(b)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(c)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(d)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.6	Procedure for Transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of Assignment or Transfer) and Clause 22.3 (Other conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.10 (Pro rata Interest Settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.7	Procedure for Assignment

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of Assignment or Transfer) and Clause 22.3 (Other conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 22.10 (Pro rata Interest Settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 22.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of Assignment or Transfer) and Clause 22.3 (Other conditions of Assignment or Transfer).

22.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

22.9	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

except	that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.10	Pro rata Interest Settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.6 (Procedure for Transfer) or any assignment pursuant to Clause 22.7 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

22.11	Luxembourg Law Provisions

Each Luxembourg Obligor expressly accepts and confirms, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that, notwithstanding any assignment, transfer and/or novation permitted under and made in accordance with the provisions of this Agreement, any security created or guarantee given under any Finance Document shall be preserved for the benefit of any New Lender.

22.12	The Register

(a)

In relation to any Loan to a U.S. Borrower, the Agent, acting solely for this purpose as a non-fiduciary agent for the Borrower, shall maintain at one of his offices a copy of each Transfer Certificate, Assignment Agreement and Increase Confirmation delivered to it and a register for the recording of the names and addresses of the Lenders, and the Total Commitments of, and principal amount (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (for the purposes of this provision, the “Register”). Any transfer pursuant to Clause 22 (Changes to the Lenders) in relation to a Loan to a U.S. Borrower shall be effective only upon recordation of such transfer in the Register. The right to the principal of, and interest on, a Loan to a U.S. Borrower may be transferred or assigned only if such transfer or assignment is recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(b)

Each Party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register on its behalf for the purposes of this Clause 22.12 without any further consent of, or consultation with, such Party.

(c)

For the purposes of this Clause 22.12, “U.S. Borrower” means a borrower that is organized, incorporated or formed under the laws of the United States or any state thereof (including the District of Columbia).

22.13	The Sub-Participant Register

The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Obligors (and to the extent necessary for the Facility to be considered as being in registered form for US federal income tax purposes), shall maintain a register on which it enters the name and address of each relevant sub-participant, and the amount of each such relevant sub-participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Sub-Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register (including the identity of any relevant sub-participant or any information relating to a relevant sub-participant’s interest in any Commitments, Loans or its other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that the Facility or other obligation is in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any successor provisions of the Code or of such Treasury regulations) and shall be interpreted and applied in a manner consistent with such intent. The entries in the Sub-Participant Register shall be conclusive absent manifest error, and the Obligor (to the extent it has been notified of such entry) and such Lender shall treat each person whose name is recorded in the Sub-Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary. For the purpose of this Clause 22.13, a person shall be a sub-participant if all or any part of a Lender’s beneficial interest in its rights under this Agreement have been transferred to such person, other than pursuant to Clause 22.1 (Assignments and Transfers by the Lenders).

23.	Changes to the Obligors

23.1	Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.6 (“Know your Customer” Checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

23.3	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company’s request.

23.4	Resignation of SES Americas

(a)

The Company may without the consent of the Lenders, provided the requirements set out in (b) below are satisfied, request that SES Americas ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)

SES Americas’ Total Assets and EBITDA, as of the end of the previous two consecutive Fiscal Periods immediately prior to the date of such resignation, are less than [***] per cent. of the Total Assets and EBITDA, respectively, of the Group;

(iii)	a certificate signed by two authorised signatories of the Company has been delivered to the Agent confirming that the requirements of paragraphs (i) and (ii) above are satisfied; and

(iv)

SES Americas is not, or has ceased to be, a guarantor in respect of the RCF Agreement and the Bridge Facility Agreement (or, in each case, any replacement thereof), or has delivered an irrevocable resignation letter under the RCF Agreement and the Bridge Facility Agreement (or, in each case, any replacement thereof) substantially simultaneously as the Resignation Letter delivered pursuant to this Clause 23.4, that will have the effect of SES Americas ceasing to be such a guarantor at substantially the same time as the resignation pursuant to this Clause 23.4.

23.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.	Role of the Agent and the Arrangers

24.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 22.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)

The Agent shall provide to the Company, within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

24.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No Fiduciary Duties

(a)	Nothing in any Finance Document constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and Discretions of the Agent (a)

The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.8	Responsibility for Documentation

Neither the Agent nor any Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	No Duty to Monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.10	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)

the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

24.11	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to Payment Systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 24 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance, except in circumstances where the retiring Agent resigns voluntarily.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 12.9 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 12.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

24.13	Replacement of the Agent

(a)

After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 24 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.15	Relationship with the Lenders

(a)

Subject to Clause 22.10 (Pro rata Interest Settlement) the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)

entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 29.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.16	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.17	Agent’s Management Time

(a)

Subject to paragraph (b) below, if the Agent requires any amount payable to the Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Agent under the Finance Documents after the date of this Agreement, it may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Agent under any other term of the Finance Documents.

(b)	The Agent may only invoke paragraph (a) above in relation to the Company if:

(i)	prior written notice has been given to the Company of its intention to charge the Company for the cost of using its management time or other resources; and

(ii)	such cost is incurred in respect of activities falling outside the ordinary scope of its duties as Agent under the Finance Documents or whilst a Default is outstanding.

24.18	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.19	Amounts paid in error

(a)

If the Agent pays an amount to another Party and within 10 Business Days of the date of payment the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 24.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)

All payments to be made by a Party to the Agent (whether made pursuant to this Clause 24.19 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

25.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	Sharing among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial Payments).

26.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

26.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 26.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

26.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

26.5	Exceptions

(a)

This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	Payment Mechanics

27.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

27.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback and PreFunding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

27.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 28 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and Pre-Funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 27.1 (Payments to the Agent) may instead either: (i) pay that amount direct to the required recipient(s); or

(ii) if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 24.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 27.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6	Partial Payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(i) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.7	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

27.10	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

27.11	Disruption to Payment Systems Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.	Set-Off

Subject to Clause 4.4 (Utilisations during the Certain Funds Period), while an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Obligor of any such set-off or conversion.

29.	Notices

29.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (in accordance with Clause 29.6 (Electronic Communication) or letter.

29.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	L-6815 Betzdorf

 Château de Betzdorf

 Luxembourg

Email:	[***]

Attention:	[***]

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and (c) in the case of the Agent:

Address:	[***]

Email:	[***]

Attention:	[***]

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail received in accordance with Clause 29.6 (Electronic Communication), when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(f)	Any communication or document made or delivered to an Obligor (other than the Company) shall be copied to the Company at the same time and by the same method.

29.4	Notification of Address and Electronic Mail Address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 29.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

29.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

29.6	Electronic Communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 29.6.

29.7	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	Calculations and Certificates

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates, provided that no Finance Party shall be required to disclose anything which may be confidential or proprietary in nature or which is price-sensitive in relation to listed shares or other instruments issued by that Finance Party or any of its Affiliates.

30.3	Day Count Convention

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

31.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	Amendments and Waivers

33.1	Required Consents

(a)

Subject to Clause 33.2 (All Lender Matters) and Clause 33.3 (Other Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

(c)	Paragraph (c) of Clause 22.10 (Pro rata interest settlement) shall apply to this Clause 33.

33.2	All Lender Matters

(a)	Subject to Clause 33.4 (Change to reference rates), an amendment or waiver of any terms of any Finance Document that has the effect of changing or which relates to:

(i)	the definitions of Majority Lenders and Blocking Law in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(vi)	a change to the Borrower or Guarantors other than in accordance with Clause 23 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)

Clause 2.3 (Finance Parties’ Rights and Obligations), Clause 18.19 (AntiBribery, Anti-Corruption and Anti-Money Laundering), Clause 18.22 (Sanctions), Clause 20.14 (Sanctions), Clause 22 (Changes to the Lenders), Clause 23 (Changes to the Obligors), Clause 26 (Sharing among the Finance Parties), this Clause 33, Clause 37 (Governing Law) or Clause 39.1 (Jurisdiction); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity), shall not be made without the prior consent of all the Lenders.

33.3	Other Exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or an Arranger (each in their capacity as such) may not be effected without the consent of the Agent or that Arranger, as the case may be.

33.4	Change to reference rates

(a)	Subject to Clause 33.3 (Other Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for Dollars, any amendment or waiver which relates to:

(i) providing for the use of a Replacement Reference Rate in relation to Dollars in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph above within 15 Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 33.4:

“Published Rate” means the Primary Term Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Obligors materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 30 days; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

33.5	Replacement of Lender

(a)	If any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below) then the Company may, on five Business Days’ prior written notice to the Agent and such Lender, either:

(i)	repay the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents and cancel the Commitments of such Non-Consenting Lender; or

(ii)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 34.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in no event shall the Lender replaced under this Clause 34.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a)(ii) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

33.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or (ii) whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)

the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 33.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.7	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving two Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall transfer (pursuant to Clause 22 (Changes to the Lenders)) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall transfer (pursuant to Clause 22 (Changes to the Lenders)) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 33.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

34.	Confidentiality

34.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; (b) to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)

to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes relating to the Finance Documents;

(vii)	to whom or for whose benefit that Finance party charges, assigns, or otherwise creates Security (or may do so) pursuant to Clause 22.9 (Security over Lenders’ Rights).

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be pricesensitive information.

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

34.3	Disclosure to Numbering Service Providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 37 (Governing law)

(vi)	the names of the Agent and any Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility;

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)

Each Obligor represents that none of the information set out in paragraphs (i) to (vi), (viii) to (xiii) and (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information. If a Finance Party is looking to disclose any other information under paragraph (a) above, it may request a confirmation from the Company that, at the relevant time, such information is not, nor will at any time be, unpublished price-sensitive information and to the extent that such other information is indeed not, nor will it at any time be, unpublished price-sensitive information, the Company will promptly provide such confirmation.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

34.4	Entire Agreement

This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing Obligations

The obligations in this Clause 34 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.	Confidentiality of Funding Rates

35.1	Confidentiality and Disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 8.5 (Notification of Rates of Interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and (iv) any person with the consent of the relevant Lender.

35.2	Related Obligations

(a)

The Agent and each Obligor acknowledge that each Funding is or may be pricesensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii)of Clause 35.1 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 35.2.

35.3	No Event of Default

No Event of Default will occur under Clause 21.2 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 35.3.

36.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	Governing Law

This Agreement and, to the fullest extent permitted by applicable law, any non-contractual obligations arising out of or in connection with it, are governed by English law.

38.	Contractual Recognition of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

39.	Enforcement

39.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)

irrevocably appoints Astra (GB) Limited of London (Stockley Park), 4 Longwalk Road, Stockley Park, Uxbridge UB11 1FE (or such other address as may be notified to the Agent from time to time) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3	Waiver of Trial by Jury

EACH PARTY WAIVES IRREVOCABLY ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT.

40.	USA Patriot Act

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may reasonably request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

41.	Confirmation Concerning Money Laundering

The Borrower expressly confirms to the Lender pursuant to clause 1 paragraph 6 of the German Money Laundering Act that all funds to be made available to it under this Agreement will be drawn for its own account and that it is the economic beneficiary (wirtschaftlicher Berechtigter) within the meaning of the Money Laundering Act (Geldwaschegesetz). The Borrower shall promptly inform the Lender in writing if it ceases to be the economic beneficiary and shall provide the Lender with full details of the economic beneficiary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

[Intentionally Omitted]

SIGNATURES

[***]